Exhibit 99.3

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the completion of the conversion (the “Conversion”) of TravelCenters of America Inc. from a Delaware limited liability company named TravelCenters of America LLC into a Maryland corporation named TravelCenters of America Inc. (TravelCenters of America LLC and TravelCenters of America Inc. collectively referred to as the “Company”) and the one-for-five reverse stock split undertaken by the Company (the “Reverse Split,” and collectively with the Conversion, the “Reorganization”). The summary is based on existing law, and is limited to investors who own shares of common stock of the Company, $0.001 par value per share (the “Common Stock”) as investment assets rather than as inventory or as property used in a trade or business.

Your federal income tax consequences generally will differ depending on whether or not you are a “U.S. stockholder.” For purposes of this summary, you are a “U.S. stockholder” if you are a beneficial owner of our Common Stock and for federal income tax purposes are:

•                                          an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•                                          an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                                          an estate the income of which is subject to federal income taxation regardless of its source; or

•                                          a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. stockholder is not overridden by an applicable tax treaty. Conversely, you are a “non-U.S. stockholder” if you are a beneficial owner of our Common Stock that is not an entity (or other arrangement) treated as a partnership for U.S. federal income tax purposes and are not a U.S. stockholder.

If any entity (or other arrangement) treated as a partnership for U.S. federal income tax purposes holds our Common Stock (or held limited liability company interests of the Company prior to the Conversion, or the “Prior Common Shares”), the tax treatment of a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partnership. Any entity (or other arrangement) treated as a partnership for federal income tax purposes that holds Common Stock (or held Prior Common Shares) and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their tax advisors about the federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of our Common Stock.

The Reorganization was intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “IRC”), and the federal income tax consequences summarized below assume that the Reorganization so qualifies. However, upon review, the U.S. Internal Revenue Service or a court might conclude otherwise.

We will not recognize any gain or loss as a result of the Reorganization. Except as described below with respect to cash received in lieu of fractional shares of Common Stock and with respect to non-U.S. stockholders that own or have owned in excess of 5% of our Common Stock (or the Prior Common Shares), stockholders will not recognize any gain or loss upon the Reorganization. The tax basis of our shares of Common Stock held by a stockholder after the Reorganization, including any fractional share of Common Stock deemed to have been received (as described below), will be the same as such stockholder’s adjusted tax basis in the Prior Common Shares held prior to the Reorganization. The holding period of the shares of Common Stock held by a stockholder after the Reorganization will be the same as such stockholder’s holding period with respect to the Prior Common Shares held prior to the Reorganization.

A stockholder that receives cash in lieu of a fractional share of Common Stock generally will be treated as having received such fractional share of Common Stock and then as having received such cash in redemption of the fractional share.  Gain or loss generally will be recognized by a U.S. stockholder based on the difference between the amount of cash received in lieu of the fractional share of Common Stock and the portion of the stockholder’s aggregate adjusted tax basis of the Prior Common Shares exchanged which is allocable to the fractional share of Common Stock.  Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such Prior Common Shares exceeds one year at the time of the Reorganization.  Subject to the discussion below, a non-U.S. stockholder will generally not be subject to U.S. federal income taxation or withholding with respect to cash in lieu of fractional shares of Common Stock received, provided that such non-U.S. stockholder has properly certified to the applicable withholding agent its non-U.S. stockholder status on an applicable IRS Form W-8 or substantially similar form.

In the case of a non-U.S. stockholder that owns or has owned in excess of 5% of our Common Stock or Prior Common Shares, it may be necessary for that stockholder to comply with the reporting and other requirements of applicable Treasury regulations under Section 897 of the IRC in order to achieve nonrecognition of gain, carryover tax basis and a tacked holding period as a result of the Reorganization. Specifically, if our Prior Common Shares were “United States real property interests” within the meaning of Section 897 of the IRC, then a non-U.S. stockholder must recognize gain in the Reorganization with respect to such Prior Common Shares unless (1) such non-U.S. stockholder had at all times during the preceding five years owned 5% or less by value of our Prior Common Shares or (2) such non-U.S. stockholder files a United States federal income tax return that contains a statement meeting the requirements of Temporary Treasury

Regulations Section 1.897-5T(d)(1)(iii).  Our Prior Common Shares constituted a United States real property interest if immediately prior to the Reorganization we were a “United States real property holding corporation.” Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, all as determined for U.S. federal income tax purposes. We can provide no assurance regarding our past or current status as a possible United States real property holding corporation.

If a non-U.S. stockholder recognizes gain in the Reorganization, the non-U.S. stockholder will generally be subject to the same treatment as though such non-U.S. stockholder sold its Prior Common Shares, including the potential application of the branch profits tax under Section 884 of the IRC for a corporate non-U.S. stockholder.